                                                               Exhibit (a)(1)(I)

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated March 18, 2004 (the "Offer to
     Purchase"), and the related Letter of Transmittal and is being made to all holders of the Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Credit Suisse First Boston LLC ("Credit Suisse First
     Boston" or the "Dealer Manager"), or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                                       AT

                              $ 19.40 NET PER SHARE

                                       BY

                            CGI VIRGINIA CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                                 CGI GROUP INC.

        CGI Virginia Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of CGI Group Inc., a corporation organized under the laws of the province of Quebec (the "Parent"), is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of American Management Systems, Incorporated, a Delaware corporation (the "Company"), at a price of $ 19.40 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Information Agent or the Depositary or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of the Shares pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should consult their bank or broker to see if they charge any transaction fees. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Credit Suisse First Boston, which is acting as the Dealer Manager, D.F. King & Co., Inc. which is acting as the Information Agent (the "Information Agent"), and Computershare Trust Company of New York, which is acting as the Depositary (the "Depositary"). The Purchaser is offering to acquire all the Shares as a first step in acquiring the entire equity interest in the Company. Following consummation of the Offer, the Purchaser intends to effect the merger described below.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON THURSDAY, APRIL 15, 2004, UNLESS THE OFFER IS EXTENDED.

        The purpose of the Offer and merger is to enable the Parent to acquire the entire equity interest in, and thus control of, the Company. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 10, 2004 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company, pursuant to which, after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the merger, the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger of the Purchaser with and into the Company, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger." At the effective time of the Merger, each Share then outstanding (other than the Shares held by the Parent, the Purchaser, the Company or any other direct or indirect wholly-owned subsidiary of such person all of which shall automatically be cancelled and none of which shall receive any payment with respect thereto) will be canceled and converted into the right to receive the Offer Price, net to the holder in cash, without interest thereon.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AS OF THE DATE OF PURCHASE, (II) THE CONSUMMATION OF THE SALE OF CERTAIN ASSETS OF THE COMPANY CONSTITUTING ITS DEFENSE AND INTELLIGENCE GROUP TO CACI INTERNATIONAL INC (THE "ASSET PURCHASER") PURSUANT TO THE ASSET PURCHASE AGREEMENT AMONG THE COMPANY, THE ASSET PURCHASER, THE PARENT, THE PURCHASER AND CERTAIN AFFILIATES OF THE ASSET PURCHASER DATED MARCH 10, 2004 (THE "ASSET PURCHASE AGREEMENT") AND THE LOAN OF THE PROCEEDS OF SUCH SALE TO THE PURCHASER AS CONTEMPLATED BY THE MERGER AGREEMENT, (III) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE COMPETITION LAWS OF GERMANY, (IV) THE PERIOD OF TIME FOR ANY APPLICABLE REVIEW PROCESS BY THE COMMITTEE ON FOREIGN INVESTMENT IN THE UNITED STATES ("CFIUS") UNDER THE DEFENSE PRODUCTION ACT (AS DEFINED IN THE MERGER AGREEMENT) HAVING EXPIRED AND CFIUS NOT HAVING TAKEN ANY ACTION, OR MADE ANY RECOMMENDATION TO THE PRESIDENT OF THE UNITED STATES TO BLOCK OR PREVENT THE CONSUMMATION OF THE OFFER OR THE MERGER UNLESS SUCH ACTION OR RECOMMENDATION IS WITHDRAWN, AND (V) THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE (THE "OFFER CONDITIONS").

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE PROCEDURALLY AND SUBSTANTIVELY FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (II) APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED AND ADOPTED THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; (III) APPROVED THE STOCKHOLDER TENDER AND VOTING AGREEMENTS (AS DEFINED BELOW), (IV) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED BY LAW, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER, AND (V) APPROVED AND ADOPTED THE ASSET PURCHASE AGREEMENT AND APPROVED AND ADOPTED THE TRANSACTIONS CONTEMPLATED THEREBY.

        As a condition to the Parent and the Purchaser entering into the Merger Agreement and incurring the liabilities therein, certain stockholders of the Company, who hold voting and dispositive power with respect to 200,568 Shares (approximately 0.47% of the outstanding Shares (approximately 0.45% on a fully-diluted basis)), concurrently with the execution and delivery of the Merger Agreement entered into Stockholder Tender and Voting Agreements (the "Stockholder Tender and Voting Agreements"), dated as of March 10, 2004, with the Parent and the Purchaser. Pursuant to the Stockholder Tender and Voting Agreements, such stockholders have agreed, among other things, to tender the Shares held by them in the Offer and to grant the Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, the Shares properly tendered to the Purchaser and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for the Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for the Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)); (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase); and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder pursuant to the Offer will be the highest per Share consideration paid to any other holder pursuant to the Offer. Except as otherwise provided in the Offer to Purchase, tenders of the Shares are irrevocable.

        Except as provided below with respect to a Subsequent Offering Period, the Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may, as described in the Offer to Purchase, also be withdrawn at any time after June 1, 2004. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If the Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of the Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

        Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and subject to the terms of the Merger Agreement, the Purchaser may, subject to certain conditions, provide a "Subsequent Offering Period" following the expiration of the Offer. A Subsequent Offering Period is an additional period of time from three to twenty business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to the Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser would promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, the Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The term "Expiration Date" shall mean 12:00 Midnight, NEW YORK CITY TIME, on Thursday, April 15, 2004, unless the Offer is extended, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

        Pursuant to the Merger Agreement, the Offer shall be extended until such time as the Offer Conditions are satisfied, but shall not be extended beyond June 1, 2004 without the mutual written consent of the Company and the Purchaser. Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission, the staff thereof or the Nasdaq National Market applicable to the Offer, but in no event beyond June 1, 2004. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., NEW YORK CITY TIME, on the next business day after the previously scheduled Expiration Date.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the Shares.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and any requests for additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                  The Information Agent for the Offer is:

                              D.F King & Co., Inc.
                                 48 Wall Street
                                   22nd Floor
                             New York, NY 10005

           Banks and Brokerage Firms, Please Call: (212) 269-5550
                 ALL OTHERS CALL TOLL-FREE: 1-800-290-6431


                    The Dealer Manager for the Offer is:

                               [Insert CSFB Logo]

                              Eleven Madison Avenue

                          New York, New York 10010-3629

                       CALL TOLL-FREE: 1-800-881-8320

March 18, 2004